Filed Pursuant to Rule 424(b)(3)

Registration No. 333-223935

Prospectus Supplement No. 1

(to Prospectus dated May 15, 2018)

MONEYONMOBILE, INC.

Subscription Rights to purchase up to 1,666,666 shares of common stock at $6.00 per share and the shares of common stock issuable

upon the exercise of such Subscription Rights

This prospectus supplement no. 1 supplements the prospectus dated May 15, 2018 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-223935), relating to the distribution of non-transferable subscription rights to purchase up to an aggregate of 1,666,666 shares of our common stock.

We have extended the expiration time of the rights offering from 5:00 p.m., Eastern Time, on June 6, 2018, to 5:00 P.M. Eastern time on June 22, 2018. All references in the Prospectus to an expiration date of June 6, 2018 are hereby replaced with June 22, 2018. To exercise subscription rights, our foreign stockholders must notify the subscription agent prior 5:00 PM Eastern Time, on June 19, 2018, the third business day prior to the expiration date, of the exercise of their subscription rights and provide evidence satisfactory to us, such as a legal opinion from local counsel, that the exercise of such subscription rights does not violate the laws of the jurisdiction in which such stockholder resides and remit payment by a U.S. bank in U.S. dollars before the expiration of the offer.

In addition, we have arranged with the Subscription Agent to remove the requirement that a “Medallion Guarantee Stamp” be applied to the signature page of the rights certificate delivered to Rights Holders. Accordingly, rights certificates delivered to the Subscription Agent with or without a medallion guarantee stamp will be deemed duly executed.

This prospectus supplement no. 1 should be read in conjunction with the Prospectus and may not be delivered or utilized without the Prospectus. To the extent there is a discrepancy between the information contained in this prospectus supplement no. 1 and the information in the Prospectus, the information contained herein supersedes and replaces such conflicting information.

The exercise of subscription rights for shares of our common stock involves a high degree of risk. See “Risk Factors” beginning on page 14 of the Prospectus as well as the risk factors and other information in any documents we incorporate by reference into the Prospectus to read about important factors you should consider before exercising your subscription rights.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 7, 2018.